EXHIBIT 4.4

STAGE STORES
2017 LONG-TERM INCENTIVE PLAN
EFFECTIVE MARCH 23, 2017

STAGE STORES
2017 LONG-TERM INCENTIVE PLAN
Article 1. Establishment, Purpose, and Duration

1.1
Establishment. Stage Stores, Inc., a Nevada corporation (hereinafter referred to as the “Company”), establishes an incentive compensation plan to be known as the Stage Stores 2017 Long-Term Incentive Plan (hereinafter referred to as the “Plan”), as set forth in this document.

This Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Shares, Performance Share Units, Performance Units, Cash-Based Awards, and Other Stock-Based Awards.
This Plan is effective on March 23, 2017 (“Effective Date”) and thereafter remains subject to shareholder approval, which approval is being sought on June 1, 2017, and shall remain in effect as provided in Section 1.3 (Establishment, Purposes, and Duration/Duration of this Plan) hereof.

1.2
Purpose of this Plan. This Plan is intended to promote the Company’s long-term financial success by motivating performance through incentive compensation and to encourage Participants to acquire ownership interests in the Company. This Plan is also intended to provide a means whereby Employees, Directors, and Third Party Service Providers of the Company develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. A further purpose of this Plan is to provide a means through which the Company and its Affiliates may attract able individuals to become Employees or serve as Directors or Third Party Service Providers of the Company and its Affiliates and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company.

1.3
Duration of this Plan. Unless sooner terminated as provided herein, this Plan shall terminate ten (10) years from the Effective Date. After this Plan is terminated, no Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions. Notwithstanding the foregoing, no Incentive Stock Options may be granted more than ten (10) years after the earlier of (a) adoption of this Plan by the Board, or (b) the Effective Date.

1.4	No New Grants Under Prior Plan. This Plan is the successor plan to the Prior Plan. After the Effective Date, no additional grants will be made under the Prior Plan.
Article 2. Definitions
Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

2.1
“Affiliate” shall mean (a) in the case of an ISO, a “parent corporation” or a “subsidiary corporation” of the Company, as those terms are defined in Code Sections 424(e) and (f), respectively; and (b) in all other cases, any other entity regardless of its form (including, but not limited to, a partnership or a limited liability company) that directly or indirectly controls, is controlled by or is under common control with, the Company within the meaning of Code Section 414(b), as modified by Code Section 409A.

2.2	“Annual Award Limit” or “Annual Award Limits” have the meaning set forth in Section 4.3 (Shares Subject to this Plan and Award Limitations/Annual Award Limits).

2.3
“Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Shares, Performance Share Units, Performance Units, Cash-Based Awards, or Other Stock-Based Awards, in each case subject to the terms of this Plan. At the Committee’s discretion, an Award may be granted as a Qualified Performance-Based Award.

2.4
“Award Agreement” means either (a) a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, or (b) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

2.5	“ASC” means the Accounting Standards Codification.

2.6	“Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.7	“Board” or “Board of Directors” means the Board of Directors of the Company.

2.8	“Cash-Based Award” means an Award, denominated in cash, granted to a Participant as described in Article 11 (Cash-Based Awards and Other Stock-Based Awards).

2.9
“Cause” means the term set forth in a written agreement between a Participant and the Company or any applicable Award Agreement, but if there is no such agreement or no such definition, Cause means a finding by the Committee that the Participant (a) has breached his or her employment or service contract with the Company or an Affiliate, (b) has engaged in disloyalty to the Company or an Affiliate, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty, (c) has disclosed trade secrets or confidential information of the Company or an Affiliate to persons not entitled to receive such information, (d) has breached any written non-competition, non-solicitation, invention assignment or confidentiality agreement between the Participant and the Company or an Affiliate, (e) has failed to comply with the Company’s Code of Ethics and Business Conduct, or (f) has engaged in such other behavior determined in the reasonable discretion of the Committee to be materially detrimental to the interests of the Company or an Affiliate.

2.10	“Change in Control” means any one or more of the following events:

(a)
Any person or group (as defined for purposes of Section 13(d) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of 25 percent or more of the outstanding equity securities of the Company entitled to vote for the election of directors;

(b)
A majority of the members of the Board of Directors then in office is replaced within any period of two years or less by directors not nominated and approved by a majority of the directors in office at the beginning of such period (or their successors so nominated and approved), or a majority of the Board of Directors at any date consists of persons not so nominated and approved; or

(c)
The consummation of a merger or consolidation with another entity or the sale or other disposition of all or substantially all of the Company's assets (including, without limitation, a plan of liquidation), which has been approved by shareholders of the Company.

Provided, however, the other provisions of this Section 2.10 (Definitions/Change in Control) notwithstanding, the term “Change in Control” shall not mean any merger, consolidation, reorganization, or other transaction in which the Company exchanges or offers to exchange newly-issued or treasury Shares representing 25 percent or more, but less than 50 percent, of the outstanding equity securities of the Company entitled to vote for the election of directors, for 51 percent or more of the outstanding equity securities entitled to vote for the election of at least the majority of the directors of a corporation other than the Company or an Affiliate (the “Acquired Corporation”), or for all or substantially all of the assets of the Acquired Corporation.
Provided further, if a Change in Control constitutes a payment event with respect to any Award that provides for the deferral of compensation and is subject to Code Section 409A, payments to be made upon a Change in Control shall only be made upon a “change in control event” within the meaning of Code Section 409A.

2.11
“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable rules, regulations, and authoritative interpretations thereunder and any successor or similar provision.

2.12
“Committee” means the Compensation Committee of the Board or such other committee to which the Board assigns the responsibility of administering this Plan. The Committee shall consist of at least three members of the Board, each of whom may serve on the Committee only if the Board determines that he or she (a) is a “Non-employee Director” for purposes of Rule 16b-3 under the Exchange Act, (b) satisfies the requirements of an “outside director” for purposes of Code Section 162(m), and (c) qualifies as “independent” in accordance with applicable stock exchange listing standards. The members of the Committee shall be appointed from time to time by and shall serve at the discretion of the Board. If the Committee does not exist or cannot function for any reason, the members of the Board that each satisfy the requirements of an “outside director” for purposes of Code Section 162(m) may take any action under this Plan that would otherwise be the responsibility of the Committee.

2.13	“Company” means Stage Stores, Inc., a Nevada corporation, and any successor thereto as provided in Article 23 (Successors) herein.

2.14
“Covered Employee” means any key Employee who is or may become a “Covered Employee,” as defined in Code Section 162(m), and who is designated, either as an individual Employee or class of Employees, by the Committee as a “Covered Employee” under this Plan on or before the Final Pre-Establishment Date.

2.15	“Deferred Annual Amount” has the meaning set forth in Section 9.1 (Deferred Stock Units/In General).

2.16
“Deferred Stock Unit” means a Participant’s contractual right to receive a stated number of Shares or, if provided by the Committee on the Grant Date, cash equal to the Fair Market Value of such Shares, under this Plan at the end of a specified period of time or upon the occurrence of a specified event, as further described in Section 9.1 (Deferred Stock Units/In General).

2.17	“Deferral Election Form” has the meaning set forth in Section 9.1 (Deferred Stock Units/In General).

2.18	“Director” means any individual who is a member of the Board of Directors of the Company or the board of directors of any Affiliate of the Company.

2.19
“Disability” means the term set forth in a written agreement between a Participant and the Company or any applicable Award Agreement, but if there is no such agreement or no such definition, Disability means:

(a)	With respect to ISOs, as that term is defined in Code Section 22(e)(3);

(b)
If Disability constitutes a payment event with respect to any Award that is subject to Code Section 409A, Disability shall mean, unless the Committee determines otherwise in accordance with Code Section 409A, that the Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, (ii) by reason of any readily determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of at least three (3) months under an accident and health plan covering employees of the Participant’s employer, or (iii) determined to be totally disabled by the Social Security Administration or the Railroad Retirement Board; and

(c)
Unless the Committee determines otherwise, with respect to any other Award, a physical or mental condition that, for more than six (6) consecutive months, renders the Participant incapable, with reasonable accommodation, of performing his or her assigned duties on a full-time basis.

2.20
“Dividend-Equivalent Right” means the right to receive an amount, calculated with respect to a Full Value Award, which is determined by multiplying the number of Shares subject to the applicable Award by the per-Share cash dividend, or the per-Share Fair Market Value (as determined by the Committee) of any dividend in consideration other than cash, paid by the Company on Shares.

2.21	“Effective Date” has the meaning set forth in Section 1.1 (Establishment, Purpose, and Duration/Establishment).

2.22	“Elective Deferred Stock Units” has the meaning set forth in Section 9.1 (Deferred Stock Units/In General).

2.23	“Eligible Individual” means an individual who is an Employee, Director, and/or Third Party Service Provider.

2.24	“Employee” means any employee of the Company or any of its Affiliates.

2.25	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.26	“Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.27
“Fair Market Value” or “FMV” means a price that is equal to the opening, closing, actual, high, low, or average selling prices of a Share reported on the New York Stock Exchange (“NYSE”) or other established stock exchange (or exchanges) on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee and, to the extent applicable, in a manner consistent with Code Section 409A. Unless the Committee determines otherwise, Fair Market Value shall be deemed to be equal to the closing price of a Share during regular trading hours on the relevant date or, if there were no trades on that date, the latest preceding date upon which a sale was reported. In the event Shares are not publicly traded at the time a determination of their value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Committee in such manner as it deems appropriate taking into account all information material to the value of the Company within the meaning of Code Section 409A.

2.28	“FASB” means the Financial Accounting Standards Board.

2.29
“Final Pre-Establishment Date” means the last day a performance goal is considered pre-established under Code Section 162(m). As of the Effective Date, a performance goal shall be considered pre-established under Code Section 162(m) if the Committee establishes the performance goal within ninety (90) days after the commencement of the period of service to which the performance goal relates, or, in any event, no later than 25 percent of the period of service to which the performance goal relates has elapsed; provided that the outcome of the performance goal is substantially uncertain at the time the Committee establishes the performance goal.

2.30	“Full Value Award” means an Award other than an ISO, NQSO, or SAR, which is settled by the issuance of Shares.

2.31
“Grant Date” means the later of (a) the date the Committee establishes the terms of an Award, or (b) any later date specified in the Award Agreement. In no event may the Grant Date be earlier than the Effective Date.

2.32	“Grant Price” means the price established at the time of grant of an SAR pursuant to Article 7 (Stock Appreciation Rights), used to determine whether there is any payment due upon exercise of the SAR.

2.33
“Incentive Stock Option” or “ISO” means an Option to purchase Shares granted under Article 6 (Options) to an Employee and that is designated as an Incentive Stock Option and that meets the rules and requirements of Code Section 422, or any successor provision.

2.34
“Insider” shall mean an individual who is, on the relevant date, an officer, or Director of the Company or an Affiliate, or a more than 10 percent Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act.

2.35	“Nonemployee Director” means a Director who is not an Employee.

2.36	“Nonemployee Director Award” means any Award granted to a Nonemployee Director as described in Article 12 (Nonemployee Director Awards).

2.37	“Nonqualified Stock Option” or “NQSO” means an Option that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.

2.38	“Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6 (Options).

2.39
“Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of this Plan, granted pursuant to Article 11 (Cash-Based Awards and Other Stock-Based Awards).

2.40	“Participant” means any Eligible Individual as set forth in Article 5 (Eligibility and Participation) to whom an Award is granted.

2.41
“Performance Measures” means business criteria or measures as described in Article 13 (Qualified Performance-Based Awards and Performance Measures) on which the performance goals are based and which are approved by the Company’s shareholders pursuant to this Plan in order to qualify Awards for the exception for qualified performance-based compensation of Code Section 162(m).

2.42	“Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

2.43
“Performance Share” means a grant of a stated number of Shares to a Participant under this Plan that is forfeitable by the Participant until the attainment of specified performance goals, or until otherwise determined by the Committee or in accordance with this Plan, subject to the continuous employment of the Participant through the applicable Performance Period.

2.44
“Performance Share Unit” means a Participant’s contractual right to receive a stated number of Shares or, if provided by the Committee on or after the Grant Date, cash equal to the Fair Market Value of such Shares, under this Plan at a specified time that is forfeitable by the Participant until the attainment of specified performance goals, or until otherwise determined by the Committee or in accordance with this Plan, subject to the continuous employment of the Participant through the applicable Performance Period.

2.45
“Performance Unit” means a Participant’s contractual right to receive a cash-denominated award, payable in cash or Shares, under this Plan at a specified time that is forfeitable by the Participant until the attainment of specified performance goals, or until otherwise determined by the Committee or in accordance with this Plan, subject to the continuous employment of the Participant through the applicable Performance Period.

2.46	“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.47	“Plan” means the Stage Stores 2017 Long-Term Incentive Plan.

2.48	“Plan Year” means the Company’s fiscal year.

2.49	“Prior Plan” means the Stage Stores, Inc. Second Amended and Restated 2008 Equity Incentive Plan.

2.50
“Qualified Performance-Based Awards” means compensation under an Award that is intended to satisfy the requirements of Code Section 162(m) for certain performance-based compensation paid to Covered Employees. Notwithstanding the foregoing, nothing in this Plan shall be construed to mean that an Award which does not satisfy the requirements for performance-based compensation under Code Section 162(m) does not constitute performance-based compensation for other purposes.

2.51	“Restricted Stock” means an Award granted to a Participant pursuant to Article 8 (Restricted Stock and Restricted Stock Units).

2.52
“Restricted Stock Unit” means an Award granted to a Participant pursuant to Article 8 (Restricted Stock and Restricted Stock Units), except no Shares are actually awarded to the Participant on the Grant Date.

2.53
“Restriction Period” means the period when Restricted Stock, Restricted Stock Units, Deferred Stock Units and/or Other Stock-Based Awards are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, in its discretion).

2.54
“Retirement” means the term set forth in a written agreement between a Participant and the Company or any applicable Award Agreement, but if there is no such agreement or no such definition, Retirement means the Termination Event of a Participant who: (a) has, upon the effective date of his or her termination or separation (“Trigger Date”), attained the age of sixty (60) years or older; (b) has, upon the Trigger Date, completed a number of years of employment with or service to the Company or its Affiliates that, when aggregated with the Participant’s age, is equal to or greater than seventy (70); (c) has, at least sixty (60) days prior to the Trigger Date (subject to waiver by the Company’s senior human resources officer), submitted to the Company’s senior human resources officer a written request for retirement, in a form satisfactory to the Company; (d) has had such written request approved in writing by a member of the Committee or the Company’s Chief Executive Officer, President or senior human resources officer; and (e) executes an irrevocable general release of claims and severance agreement in favor of the Company and its Affiliates.

2.55
“Share” means a common share of the Company, par value $.01 per share (as such par value may be amended from time to time), whether presently or hereafter issued, and any other stock or security resulting from adjustment thereof as described hereinafter, or a share of common stock of any successor pursuant to Article 23 (Successors).

2.56	“Share Authorization” has the meaning set forth in Section 4.1(a) (Shares Subject to this Plan and Award Limitations/Share Authorization).

2.57	“Stock Appreciation Right” or “SAR” means an Award, designated as an SAR, pursuant to the terms of Article 7 (Stock Appreciation Rights) herein.

2.58
“Termination Event” means the occurrence of any act or event that causes a Participant to cease being an employee of the Company and any Affiliate, including, without limitation, death, Disability, Retirement, termination with or without Cause, dismissal, severance at the election of the Participant, or severance as a result of the discontinuance, liquidation, sale, or transfer by the Company or its Affiliates of a business owned or operated by the Company or any Affiliate. With respect to any Participant who is not an employee of the Company or any Affiliate, unless the Award Agreement states otherwise, a Termination Event shall occur when a Participant ceases to provide services as either a Third Party Service Provider or Nonemployee Director. A Termination Event shall occur with respect to a Participant who is employed by an Affiliate if the Affiliate shall cease to be an Affiliate and the Participant shall not immediately thereafter become an employee of the Company or an Affiliate. Notwithstanding the foregoing, as described in Section 15.6 (Impact of Termination Event on Awards/Change in Participant Status), no Termination Event shall occur if the Participant continues to be an Employee, Director, or Third Party Service Provider after such termination. Provided, however, if a Termination Event constitutes a payment event with respect to any Award that provides for the deferral of compensation and is subject to Code Section 409A, payments to be made upon a Termination Event shall only be made upon a “separation from service” within the meaning of Code Section 409A.

2.59
“Third Party Service Provider” means any consultant, agent, advisor, or independent contractor who renders services to the Company or an Affiliate pursuant to a written agreement that (a) are not in connection with the offer and sale of the Company’s securities in a capital raising transaction, and (b) do not directly or indirectly promote or maintain a market for the Company’s securities.

Article 3. Administration

3.1
General. The Committee shall be responsible for administering this Plan, subject to this Article 3 (Administration) and the other provisions of this Plan. The Committee may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an Employee, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, and all other interested individuals. Notwithstanding anything herein to the contrary, the administration of this Plan may, from time to time, be undertaken those members of the Board who satisfy the requirements for Committee membership set forth in Section 2.12 (Committee). References in this Plan to the Committee shall include the Board or any subset of the Board that satisfy the requirements for Committee membership set forth in Section 2.12 (Committee).

3.2
Authority of the Committee. The Committee shall have full and exclusive discretionary power to interpret the terms and the intent of this Plan and any Award Agreement or other agreement or document ancillary to or in connection with this Plan, to determine eligibility for Awards and to adopt such rules, regulations, forms, instruments, and guidelines for administering this Plan as the Committee may deem necessary or proper. Such authority shall include, but not be limited to, (a) selecting Participants, (b) establishing all Award terms and conditions, including the terms and conditions set forth in Award Agreements and any ancillary document or materials, (c) granting Awards as an alternative to or as the form of payment for grants or rights earned or due under compensation plans or arrangements of the Company, (d) construing any ambiguous provision of this Plan or any Award Agreement, (e) establishing performance goals, and for Qualified Performance-Based Awards, establishing and certifying satisfaction of performance goals in accordance with the requirements of Code Section 162(m), (f) subject to Article 21 (Amendment, Modification, Suspension, and Termination), adopting modifications and amendments to this Plan or any Award Agreement, including without limitation, any that are necessary to comply with the laws of the countries and other jurisdictions in which the Company or its Affiliates operate, and (g) making any other determination and taking any other action that it deems necessary or desirable for the administration or operation of this Plan and/or any Award Agreement. Determinations made by the Committee under this Plan need not be uniform and may be made selectively among eligible individuals under this Plan, whether or not such individuals are similarly situated.

3.3
Delegation. The Committee may delegate to one or more of its members or to one or more officers of the Company or its Affiliates or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan. Subject to applicable law, the Committee may authorize one or more officers of the Company to do one or more of the following on the same basis as can the Committee: (a) designate Employees to be recipients of Awards; (b) designate Third Party Service Providers to be recipients of Awards; and (c) determine the size of and make any such Awards; provided, however, (i) the Committee shall not delegate such responsibilities to any such officer for Awards granted to a Nonemployee Director or an Employee who is considered an Insider; (ii) the Committee shall not delegate any duties required to be taken by the Committee to comply with Code Section 162(m); and (iii) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.

Article 4. Shares Subject to this Plan and Award Limitations

4.1	Number of Shares Available for Awards.

(a)
Share Authorization. Subject to adjustment as provided in Section 4.4 (Shares Subject to this Plan and Award Limitations/Adjustments in Authorized Shares) herein, the maximum number of Shares available for grant to Participants under this Plan (the “Share Authorization”) shall be:

(i)    1,300,000 Shares, plus

(ii)	the 65,654 Shares remaining available for issuance under the Prior Plan as of April 3, 2017 but not subject to previously exercised, vested or paid awards, plus.

(iii)
any Shares subject to the 2,625,718 outstanding awards as of April 3, 2017 under the Prior Plan that on or after April 3, 2017 cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable Shares), including, but not limited to, shares withheld to satisfy taxes related to any such awards that are not stock options or stock appreciation rights.

(b)	Limits on ISOs. The maximum number of Shares of the Share Authorization that may be issued pursuant to the exercise of ISOs granted under this Plan shall be 1,300,000 Shares.

(c)
Minimum Vesting Requirements for Awards. Except with respect to a maximum of five percent of the Share Authorization, all Awards granted under this Plan shall vest over a period that is not less than one (1) year. Notwithstanding the foregoing, the Committee may permit acceleration of vesting of Awards in the event of the Participant’s death, Disability or a Change in Control.

4.2
Share Usage. Subject to the terms of this Plan, Shares covered by an Award shall only be counted as used to the extent they are actually issued. Any Shares related to Awards which (a) terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such Shares, (b) are settled in cash in lieu of Shares, (c) are withheld to satisfy tax withholding obligations with respect to Full Value Awards, or (d) are exchanged with the Committee’s permission prior to the issuance of Shares for Awards not involving Shares, shall be available again for grant under this Plan. Shares which are (i) not issued or delivered as a result of the net settlement of an Option or Share-settled SAR, (ii) withheld to satisfy tax withholding obligations on an Option or SAR issued under this Plan, (iii) tendered to pay the Exercise Price of an Option or the Grant Price of a Stock Appreciation Right under this Plan, or (iv) repurchased on the open market with the proceeds of an Option exercise will no longer be eligible to be again available for grant under this Plan. To the extent permitted by applicable law or stock exchange rule, Shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Affiliate shall not be counted against Shares available for grant pursuant to this Plan. The Shares available for issuance under this Plan may be authorized and unissued Shares or treasury Shares. This Plan is not an “evergreen” plan whereby additional Shares would be added to this Plan on an annual basis without shareholder approval.

4.3
Annual Award Limits. The following limits (each an “Annual Award Limit” and, collectively, “Annual Award Limits”), as adjusted pursuant to Section 4.4 (Shares Subject to this Plan and Award Limitations/Adjustments in Authorized Shares) and/or Section 21.2 (Amendment, Modification, Suspension, and Termination/Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events), shall apply to grants of such Awards under this Plan:

(a)	Options: The maximum aggregate number of Shares subject to Options granted in any one Plan Year to any one Participant shall be seven hundred fifty thousand (750,000).

(b)	SARs: The maximum number of Shares subject to Stock Appreciation Rights granted in any one Plan Year to any one Participant shall be seven hundred fifty thousand (750,000).

(c)	Restricted Stock: The maximum aggregate grant with respect to Awards of Restricted Stock in any one Plan Year to any one Participant shall be seven hundred fifty thousand (750,000).

(d)	Restricted Stock Units: The maximum aggregate grant with respect to Awards of Restricted Stock Units in any one Plan Year to any one Participant shall be seven hundred fifty thousand (750,000).

(e)	Deferred Stock Units: The maximum aggregate grant with respect to Awards of Deferred Stock Units in any one Plan Year to any one Participant shall be seven hundred fifty thousand (750,000).

(f)
Performance Shares, Performance Share Units, or Performance Units: The maximum aggregate Award of Performance Shares, Performance Share Units or Performance Units that a Participant may receive in any one Plan Year shall be seven hundred fifty thousand (750,000) Shares, or equal to the value of seven hundred fifty thousand (750,000) Shares, determined as of the Grant Date.

(g)
Cash-Based Awards: The maximum aggregate amount awarded or credited with respect to Cash-Based Awards to any one Participant in any one Plan Year may not exceed the greater of five million dollars ($5,000,000) or the value of seven hundred fifty thousand (750,000) Shares, determined as of the Grant Date.

(h)
Other Stock-Based Awards: The maximum aggregate grant with respect to Other Stock-Based Awards pursuant to Section 11.2 (Cash-Based Awards and Other Stock-Based Awards/Other Stock-Based Awards) in any one Plan Year to any one Participant shall be seven hundred fifty thousand (750,000) Shares.

(i)
Dividend and Dividend-Equivalent Rights. The maximum aggregate amount of dividends and Dividend Equivalent-Rights that any one Participant may accrue in any one Plan Year may not exceed two million dollars ($2,000,000).

(j)
Nonemployee Director Limits: The maximum aggregate number of Shares with respect to Awards pursuant to Section 12 (Nonemployee Director Awards) in any one Plan Year to any single Nonemployee Director shall be two hundred thousand (200,000) Shares.

4.4
Adjustments in Authorized Shares. In the event of any corporate event or transaction (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, special cash dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in kind, or other like change in capital structure, number of outstanding Shares or distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the Committee, in order to prevent dilution or enlargement of Participants’ rights under this Plan, shall substitute or adjust, as applicable, the number and kind of Shares that may be issued under this Plan or under particular forms of Awards, the number and kind of Shares subject to outstanding Awards, the Exercise Price or Grant Price applicable to outstanding Awards, the Annual Award Limits, and other value determinations applicable to outstanding Awards. Any such adjustment shall be done in a manner consistent with Code Section 409A and, where applicable, Code Section 424. The Committee may also make appropriate adjustments in the terms of any Awards under this Plan to reflect such changes or distributions, including modifications of performance goals and changes in the length of Performance Periods as permitted by Code Section 162(m), or as the Committee otherwise determines. The determination of the Committee as to the foregoing adjustments, if any, shall be at the discretion of the Committee and shall be conclusive and binding on Participants under this Plan.
Subject to the provisions of Article 21 (Amendment, Modification, Suspension, and Termination) and notwithstanding anything else herein to the contrary, without affecting the number of Shares reserved or available hereunder, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate (including, but not limited to, a conversion of equity awards into Awards under this Plan), subject to compliance with the rules under Code Sections 409A, 422 and 424, to the extent applicable.
Article 5. Eligibility and Participation

5.1	Eligibility. Individuals eligible to participate in this Plan include all Employees, Directors, and Third Party Service Providers.

5.2
Actual Participation. Subject to the provisions of this Plan, the Committee may, from time to time, select from the Eligible Individuals, those individuals to whom Awards shall be granted. Awards need not be uniform as among Participants.

5.3
Conditions of Participation. By accepting an Award, each Participant agrees in his or her own behalf and in behalf of his or her beneficiaries (1) to be bound by the terms of the Award Agreement and this Plan and (2) that the Committee (or the Board) may amend this Plan and the Award Agreement without any additional consideration to the extent necessary to avoid penalties arising under Code Section 409A, even if those amendments reduce, restrict or eliminate rights or Awards granted under this Plan or an Award Agreement (or both) before those amendments; provided, however, that the Company or the Committee may (but neither is required to) reimburse an affected Participant or his or her beneficiary for any diminution in the value of an Award associated with any such change.

Article 6. Options

6.1
Grant of Options. Subject to the terms and provisions of this Plan, Options may be granted to Eligible Individuals in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee; provided that ISOs may be granted only to Employees of the Company or of any parent or subsidiary corporation (as permitted under Code Sections 422 and 424). However, unless legitimate business criteria exist (within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(iii)(E)(1)), an Eligible Individual may only be granted Options to the extent that such individual provides services to the Company or an Affiliate of the Company that is part of the Company’s controlled group for purposes of Code Section 409A.

6.2
Option Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Exercise Price, the term of the Option, the number of Shares to which the Option pertains, the conditions upon which an Option shall become vested and exercisable, and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan. The Award Agreement also shall specify whether the Option is intended to be an ISO or a NQSO.

6.3
Exercise Price. The Exercise Price for each grant of an Option shall be determined by the Committee and shall be specified in the Award Agreement; provided, however, the Exercise Price must be at least equal to (a) 100 percent of the FMV of the Shares as determined on the Grant Date, or (b) 110 percent of the FMV of the Shares as determined on the Grant Date in the case of an ISO granted to an individual who owns or who is deemed to own shares possessing more than 10 percent of the total combined voting power of all classes of shares of the Company or any Affiliate, as determined under Code Section 422.

6.4
Term of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, no Option shall be exercisable later than the seventh (7th) anniversary date of the Grant Date.

6.5
Exercise of Options. Options granted under this Article 6 (Options) shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.

Options granted under this Article 6 (Options) shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee (setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares), or by complying with any alternative exercise procedure(s) the Committee may authorize.

6.6
Payment. A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Exercise Price. The Exercise Price of any Option shall be payable to the Company in full either: (a) in cash; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Exercise Price (provided that except as otherwise determined by the Committee, the Shares that are tendered must have been held by the Participant for at least six (6) months (or such other longer period, if any, as the Committee may permit) prior to their tender to satisfy the Exercise Price if acquired under this Plan or any other compensation plan maintained by the Company or have been purchased on the open market); (c) by a cashless (broker-assisted) exercise; (d) by “net exercise,” which is the surrender of Shares for which the Option is exercisable to the Company in exchange for a distribution of Shares equal to the amount by which the then Fair Market Value of the Shares subject to the exercised Option exceeds the applicable Exercise Price; (e) by a combination of (a), (b) (c) and/or (d); or (e) any other method approved or accepted by the Committee in its sole discretion.

Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment (including satisfaction of any applicable tax withholding), the Company shall deliver to the Participant evidence of book entry Shares or Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).
Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars.

6.7
Other Conditions and Restrictions. The Committee may impose such other conditions and/or restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 (Options) as it may deem advisable or desirable. Such conditions and restrictions may include, but shall not be limited to, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or under any blue sky or state securities laws applicable to such Shares.

6.8
Notification of Disqualifying Disposition. If any Participant shall make any disposition of Shares issued pursuant to the exercise of an ISO under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten (10) days thereof.

Article 7. Stock Appreciation Rights

7.1
Grant of SARs. Subject to the terms and conditions of this Plan, SARs may be granted to Eligible Individuals in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee. However, unless legitimate business criteria exist (within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(iii)(E)(1)), an Eligible Individual may only be granted SARs to the extent that such individual provides services to the Company or an Affiliate of the Company that is part of the Company’s controlled group for purposes of Code Section 409A.

7.2
SAR Award Agreement. Each SAR Award shall be evidenced by an Award Agreement that shall specify the Grant Price, the term of the SAR, and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan.

7.3
Grant Price. The Grant Price for each grant of an SAR shall be determined by the Committee and shall be specified in the Award Agreement; provided, however, the Grant Price must be at least equal to 100 percent of the FMV of the Shares as determined on the Grant Date.

7.4
Term of SAR. Each SAR granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, no SAR shall be exercisable later than the seventh (7th) anniversary date of the Grant Date.

7.5	Exercise of SARs. SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes.

7.6	Settlement of SARs. Upon the exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)	The excess of the Fair Market Value of a Share on the date of exercise over the Grant Price; by

(b)	The number of Shares with respect to which the SAR is exercised.
At the discretion of the Committee, the payment upon SAR exercise may be in cash, Shares, or any combination thereof, or in any other manner approved by the Committee in its sole discretion. The Committee’s determination regarding the form of SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR.

7.7
Other Conditions and Restrictions. The Committee may impose such other conditions and/or restrictions on any Shares received upon exercise of an SAR granted pursuant to this Plan as it may deem advisable or desirable. Such conditions and restrictions may include, but shall not be limited to, a requirement that the Participant hold the Shares received upon exercise of an SAR for a specified period of time.

Article 8. Restricted Stock and Restricted Stock Units

8.1
Grant of Restricted Stock or Restricted Stock Units. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Eligible Individuals in such amounts as the Committee shall determine. Restricted Stock Units shall be similar to Restricted Stock except that no Shares are actually awarded to the Eligible Individual on the Grant Date.

8.2
Restricted Stock or Restricted Stock Unit Award Agreement. Each Award of Restricted Stock and/or Restricted Stock Unit shall be evidenced by an Award Agreement that shall specify the Restriction Period, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan.

8.3
Other Conditions and Restrictions. The Committee may impose such other conditions and/or restrictions, including restrictive legends, on any Shares of Restricted Stock or Restricted Stock Units granted pursuant to this Plan as it may deem advisable or desirable. Such conditions and restrictions may include, but shall not be limited to, without limitation, a requirement that the Participant pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, restrictions based upon the achievement of specific performance goals, acceleration of a Restriction Period based on the achievement of performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, and/or restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock or Restricted Stock Units.

To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied or lapse. Except as otherwise provided in this Article 8 (Restricted Stock and Restricted Stock Units), Shares of Restricted Stock covered by each Restricted Stock Award shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations), and Restricted Stock Units shall be settled in cash, Shares, or a combination of cash and Shares as the Committee, in its sole discretion shall determine.

8.4
Rights. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by law, as determined by the Committee, Participants holding Shares of Restricted Stock granted hereunder shall have the right to exercise full voting rights with respect to those Shares during the Period of Restriction. Unless otherwise determined by the Committee and set forth in a

Participant’s Award Agreement, a Participant receiving a Restricted Stock Award will have, with respect to the Restricted Stock, all of the rights of a shareholder of the Company holding the class of Shares that is the subject of the Restricted Stock, including, if applicable, the right to vote the shares and the right to receive any dividends or Dividend-Equivalent Rights pursuant to Article 17 (Dividend-Equivalent Rights) of this Plan. Dividends paid out of escrow will be treated as remuneration for employment unless an election has been made under Section 8.5 (Restricted Stock and Restricted Stock Units/Section 83(b) Election). A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder. A Participant shall have no dividend rights with respect to any Restricted Stock Units granted hereunder unless the Participant is also granted Dividend-Equivalent Rights.

8.5
Section 83(b) Election. The Committee may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Code Section 83(b). If a Participant makes an election pursuant to Code Section 83(b) concerning a Restricted Stock Award, the Participant shall be required to file promptly a copy of such election with the Company.

Article 9. Deferred Stock Units

9.1
In General. The Committee may, in accordance with the requirements of Code Section 409A, permit an Employee or Director to elect to defer receipt of all or a portion of his annual compensation, annual incentive bonus and/or long-term compensation (other than Options or SARs) (“Deferred Annual Amount”) payable by the Company or an Affiliate and receive in lieu thereof an Award of elective Deferred Stock Units equal to the number which may be obtained by dividing (a) the amount of the Deferred Annual Amount, by (b) the Fair Market Value of a Share on the date such compensation and/or annual bonus would otherwise have been paid (“Deferred Stock Units”). Deferred Stock Units shall be evidenced by a deferral election form (“Deferral Election Form”) containing such terms and conditions not inconsistent with this Plan or Code Section 409A as the Committee shall determine, including customary representations, warranties and covenants with respect to securities law matters. The Deferral Election Form shall serve as the Award Agreement for the Deferred Stock Units.  Upon receipt of a Deferral Election Form, the Company shall establish a notional account for the Participant and will record in such account the number of Shares underlying the Deferred Stock Units awarded to the Participant. No Shares will be issued to the Participant at the time Deferred Stock Units are credited in connection with a Deferral Election Form.

9.2
Rights as a Stockholder. The Committee may, in its discretion, provide in the Deferral Election Form related to a Deferred Stock Unit, that Dividend Equivalent Rights shall be granted with respect to such Deferred Stock Unit, and if Dividend Equivalent Rights are granted, whether such Dividend Equivalent Rights shall be currently paid to, or credited to the account of, a Participant credited with Deferred Stock Units. Unless otherwise provided by the Committee in the Deferral Election Form, (a) any cash dividends or distributions credited to the Participant’s account shall be deemed to have been invested in additional Deferred Stock Units on the record date established for the related dividend or distribution in an amount equal to the number which may be obtained by dividing (i) the value of such dividend or distribution on the record date by (ii) the Fair Market Value of a Share on such date, and such additional Deferred Stock Units shall be subject to the same terms and conditions as are applicable in respect of the Deferred Stock Units with respect to which such dividends or distributions were payable, and (b) if any such dividends or distributions are paid in Shares or other securities, such shares and other securities shall be subject to the same Restriction Period and other restrictions, if any, as apply to the Deferred Stock Units with respect to which they were paid. A Participant shall not have any rights as a shareholder in respect of Deferred Stock Units awarded pursuant to this Plan (including, without limitation, the right to vote on any matter submitted to the Company’s shareholders) until such time as the Shares attributable to such Deferred Stock Units have been issued to such Participant or his beneficiary.

9.3
Vesting. Unless otherwise provided in the Deferral Election Form related to a Deferred Stock Unit, each Deferred Stock Unit, together with any Dividend-Equivalent Rights credited with respect thereto, shall not be subject to any Restriction Period and shall be non-forfeitable at all times.

9.4
Settlement. Subject to Article 24 (General Provisions), and the last sentence of Section 9.1 (Deferred Stock Units/In General), unless otherwise provided in the Deferral Election Form related to a Deferred Stock Unit, the Company shall issue the Shares underlying any of a Participant’s Deferred Stock Units (and any related

Dividend-Equivalent Rights) credited to such Participant’s account under this Plan within ninety (90) days following the date of such Participant’s Termination Event (or such other Code Section 409A-compliant distribution event as may be elected by the Participant in the initial Deferral Election Form in accordance with the rules and procedures of the Committee and Code Section 409A). The Committee may provide, or the Participant may elect, in the Deferral Election Form applicable to any Deferred Stock Unit that, in lieu of issuing Shares in settlement of that Deferred Stock Units, the Fair Market Value of the Shares corresponding to such Deferred Stock Units shall be paid in cash. For each Share received in settlement of Deferred Stock Units, the Company shall deliver to the Participant a certificate representing such Share, bearing appropriate legends, if applicable. Notwithstanding any other provision of this Plan to the contrary, any distribution that complies with Code Section 409A shall be deemed for all purposes to comply with this Plan requirements regarding the time and form of distributions.

9.5
Further Deferral Elections. If permitted by the Committee in the Deferral Election Form, a Participant may, elect to further defer receipt of Shares issuable in respect of Deferred Stock Units in accordance with the requirements of Code Section 409A. Any such redeferral election shall be valid only if: (a) such election does not take effect until at least twelve (12) months after the date on which it is made; (b) in the case of an election not related to a payment on account of Disability, death, or an unforeseeable emergency (within the meaning of Code Section 409A), the distribution is deferred for at least five (5) years from the date such distribution would otherwise have been paid; and (c) any election related to a distribution at a specified time or pursuant to a fixed schedule (within the meaning of Code Section 409A) is made at least twelve (12) months prior to the date on which distributions are otherwise scheduled to be paid. Any redeferral election in accordance with this paragraph shall be irrevocable on the date it is filed with the Committee unless subsequently changed pursuant to this paragraph.

Article 10. Performance Shares, Performance Share Units, and Performance Units

10.1
Grant of Performance Shares, Performance Share Units, and Performance Units. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Performance Shares, Performance Share Units, and/or Performance Units to Eligible Individuals in such amounts and upon such terms as the Committee shall determine.

10.2
Value of Performance Shares, Performance Share Units, and Performance Units. Each Performance Share and each Performance Share Unit shall have an initial value equal to the Fair Market Value of a Share on the Grant Date. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and/or number of Performance Shares, Performance Share Units, and/or Performance Units that will be paid out to the Participant.

10.3
Earning of Performance Shares, Performance Share Units, and Performance Units. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Shares, Performance Share Units, and/or Performance Units shall be entitled to receive payout on the value and number of Performance Shares, Performance Share Units, and/or Performance Units earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved. Performance goals may include minimum, maximum and target levels of performance, with the size of the Award or payout of Performance Shares, Performance Share Units or Performance Units or the vesting or lapse of restrictions with respect thereto, based on the level attained. The Committee may also provide in any such Award that any evaluation of performance against a performance goal may include or exclude events that occur during a Performance Period (including the income tax effects attributable thereto), singularly or in combination.

10.4
Form and Timing of Payment of Performance Shares, Performance Share Units, and Performance Units. Payment of earned Performance Shares, Performance Share Units, and/or Performance Units shall be as determined by the Committee and as evidenced in the Award Agreement. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Performance Shares, Performance Share Units, and/or Performance Units in the form of cash or in Shares (or in a combination thereof) equal to the value of the earned Performance Shares, Performance Share Units, and/or Performance Units at the close of the applicable Performance Period, but no later than the fifteenth (15th) day of the third month after the year in which the Performance Period ended. Any Shares may be granted subject to any restrictions deemed appropriate by the

Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.
Article 11. Cash-Based Awards and Other Stock-Based Awards

11.1
Grant of Cash-Based Awards. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Eligible Individuals in such amounts and upon such terms as the Committee may determine.

11.2
Other Stock-Based Awards. The Committee, at any time and from time to time, may grant to Eligible Individuals other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

11.3
Value of Cash-Based and Other Stock-Based Awards. Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee. Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee. The Committee may establish performance goals in its discretion. If the Committee exercises its discretion to establish performance goals, the number and/or value of Cash-Based Awards or Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the performance goals are met.

11.4
Payment of Cash-Based Awards and Other Stock-Based Awards. Payment, if any, with respect to a Cash-Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or Shares as the Committee determines. The Company may pay earned Cash-Based Awards and Other Stock-Based Awards in the form of cash or in Shares (or in a combination thereof) equal to the value of the earned Award at the close of the applicable Performance Period, if any, but no later than the fifteenth (15th) day of the third month after the year in which the Performance Period ended, the award vests (unless a valid deferral election has been made), or the date the payment was otherwise scheduled to be made.

Article 12. Nonemployee Director Awards
The Board or a committee of the Board shall determine all Awards to Nonemployee Directors. The terms and conditions of any grant to any such Nonemployee Director shall be set forth in an Award Agreement. Nonemployee Directors, pursuant to this Article 12 (Nonemployee Director Awards), may be awarded, or may be permitted to elect to receive, pursuant to the procedures established by the Board or a committee of the Board, all or any portion of their annual retainer, meeting fees or other fees in Shares, Restricted Stock, Restricted Stock Units, Deferred Stock Units or other Awards as contemplated by this Plan in lieu of cash.
Article 13. Qualified Performance-Based Awards and Performance Measures

13.1
In General. The Committee shall have the discretionary authority, consistent with Code Section 162(m), to structure any Awards granted to Covered Employees under this Plan to qualify as Qualified Performance-Based Awards. Only the Committee may grant Awards intended to be Qualified Performance-Based Awards. With respect to any Award intended to be a Qualified Performance-Based Award, this Plan and the applicable Award Agreement shall be interpreted and operated consistent with that intention.

13.2
Options and SARs. Compensation attributable to an Option or SAR is deemed to be a Qualified Performance-Based Award as long as (a) the Committee grants the Option and the SAR, (b) the Exercise Price and Grant Price, respectively, are not less than the Fair Market Value, and (c) such Option or SAR complies with the limitations imposed by Section 4.3 (Shares Subject to this Plan and Award Limitations/Annual Award Limits).

13.3
Qualified Performance-Based Awards Other Than Options or SARS. With respect to Qualified Performance-Based Awards that are not intended to be Options or SARs within the scope of Section 13.2 (Qualified Performance-Based Awards and Performance Measures/Options and SARs), the vesting, exercisability, lapse of restrictions, payment or grant, as applicable, must be contingent upon the (a)

attainment of a pre-established performance goal or measure (or combination thereof) as specified in this Article 13 (Qualified Performance-Based Awards and Performance Measures), and (b) certification described in Section 13.9 (Qualified Performance-Based Awards and Performance Measures/Certification of Performance).

13.4
Pre-Establishment Prerequisite for Qualified Performance-Based Awards Other Than Options or SARs. With respect to Qualified Performance-Based Awards that are not intended to be Options or SARs within the scope of Section 13.2 (Qualified Performance-Based Awards and Performance Measures/Options and SARs), the Committee shall establish in writing on or before the Final Pre-Establishment Date (a) the Covered Employees to which objective performance goals or measures applicable to a given Performance Period will apply, (b) the objective performance goals or measures (as described in Article 13 (Qualified Performance-Based Awards and Performance Measures)) applicable to a given Performance Period, and (c) such performance goals shall state, in terms of an objective formula or standard, the method for computing the amount of compensation payable to the Covered Employee Participant if such performance goals are obtained. A formula or standard is objective if a third party having knowledge of the relevant performance results could calculate the amount to be paid to the Covered Employee.

13.5
Qualified Performance-Based Awards that have Base Pay or Salary-Based Formula Terms. With respect to any Qualified Performance-Based Award compensation formula that is based, in whole or in part, on a percentage of salary or base pay, such salary or base pay must be fixed on or before the Final Pre-Establishment Date for the service period to which the Qualified Performance-Based Award relates.

13.6
Prohibited Discretion. The terms of the objective formula or standard of a Qualified Performance-Based Award must preclude discretion to increase the amount of compensation payable that would otherwise be due upon attainment of the goal. However, the Committee shall retain the discretion to reduce or eliminate the amount of any Award payable to any Participant either on a formula or discretionary basis or any combination, as the Committee determines in its sole discretion.

13.7
Performance Goals for Qualified Performance-Based Awards. The performance goals upon which the payment or vesting of an Award to a Covered Employee that is intended to qualify as Qualified Performance-Based Awards shall be limited to the following Performance Measures, which will be derived using the accounting principles generally accepted in the United States of America (“GAAP”), to the extent applicable, and will be reported or appear in the Company’s filings with the Securities and Exchange Commission (including, but not limited to, Forms 8-K, 10-Q and 10-K) or the Company’s proxy statement or annual report to shareholders and will be derived from one or more (or any combination of one or more) of the following:

(a)	Earnings (loss) per common share from continuing operations;

(b)	Earnings (loss) per common share;

(c)	Operating profit (loss), operating income (loss), or income (loss) from operations (as the case may be);

(d)	Income (loss) from continuing operations before unusual or infrequent items;

(e)	Income (loss) from continuing operations;

(f)	Income (loss) before income taxes;

(g)	Income (loss) from continuing operations before income taxes;

(h)	Income (loss) from continuing operations before extraordinary item and /or cumulative effect of a change in accounting principle (as the case may be);

(i)	Income (loss) before extraordinary item and/or cumulative effect of a change in accounting principle (as the case may be);

(j)	Net income (loss);

(k)	Income (loss) before other comprehensive income (loss);

(l)	Comprehensive income (loss);

(m)	Income (loss) before interest and income taxes (sometimes referred to as “EBIT”);

(n)	Income (loss) before interest, income taxes, depreciation and amortization (sometimes referred to as “EBITDA”);

(o)
Any other objective and specific income (loss) category or non-GAAP financial measure that appears as a line item in the Company’s filings with the Securities and Exchange Commission or the annual report to shareholders;

(p)	Any of items (c) through (o) on a weighted average Share outstanding basis;

(q)
Either of items (a) or (b) on a basic basis and any of items (c) through (o) on a basic earnings per share basis, as basic earnings per share is defined in FASB ASC 260, Earnings Per Share, including authoritative interpretations or amendments thereof which may be issued from time to time as long as such interpretations or amendments are utilized on the consolidated statements of operations or statement of operations, as applicable, or in the notes to the consolidated financial statements;

(r)
Either of items (a) or (b) on a diluted basis and any of items (c) through (o) on a diluted earnings per share basis, as diluted per share is defined in the FASB ASC 260 - Earnings Per Share including authoritative interpretations or amendments thereof which may be issued from time to time as long as such interpretations or amendments are utilized on the consolidated statements of operations or statement of operations, as applicable, or in the notes to the consolidated financial statements;

(s)	Common share price;

(t)	Total shareholder return expressed on a dollar or percentage basis as is customarily disclosed in the proxy statement accompanying the notice of annual meetings of shareholders;

(u)
Percentage increase in comparable sales, whether on an absolute basis or relative to those publicly held companies in the Company’s peer group as established by the Committee prior to the Final Pre-Establishment Date or such later date as permitted under the Code;

(v)	Gross profit (loss) or gross margin (loss) (as the case may be);

(w)	Economic value added;

(x)	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue):

(y)	Expense targets;

(z)	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment):

(aa)	Productivity ratios;

(bb)	Market share;

(cc)	Customer satisfaction;

(dd)	Working capital targets and change in working capital;

(ee)
Any of items (a) through (dd) with respect to any subsidiary, Affiliate, business unit, business group, business venture or legal entity, including any combination thereof, or controlled directly or indirectly by the Company whether or not such information is included in the Company’s annual report to shareholders, proxy statement or notice of annual meeting of shareholders;

(ff)	Any of items (a) through (dd) above may be determined before or after a minority interest’s share as designated by the Committee;

(gg)
Any of items (a) through (dd) above with respect to the period of service to which the performance goal relates whether or not such information is included in the Company’s SEC filings, annual report to shareholders, proxy statement or notice of annual meetings of shareholders;

(hh)
Total shareholder return ranking position meaning the relative placement of the Company’s total shareholder return (as determined in (t) above) compared to those publicly held companies in the Company’s peer group as established by the Committee prior to the Final Pre-Establishment Date or such later date as permitted under the Code; or

(ii)
With respect to items (a), (b), (p), (q) and (r) above, other terminology may be used for each such performance criteria (including, but not limited to, “Basic EPS,” “income (loss) per common share,” “diluted EPS,” or “earnings per common share-assuming dilution”) as contemplated by ASC 260 - Earnings Per Share, as amended, revised or superseded.

To avoid a circular reference, the Committee may establish any of the performance measures above computed without taking into account an amount reflected therein related to Awards granted under this Plan. The Committee shall explicitly state such exclusion of Awards when establishing the material terms of the performance measure. If the performance measure (considered without this exclusion of Awards) reflects an income tax effect of Awards, this exclusion should reflect the corresponding income tax effects attributable thereto.

13.8
Evaluation of Performance. The Committee, in its sole discretion, in setting the performance goals, may provide in any Award that any evaluation of performance may include or exclude any of the following events that occur during a Performance Period (including the income tax effects attributable thereto), singularly or in combination, to the goals/targets (in Section 13.7 (Qualified Performance-Based Awards and Performance Measures/Performance Goals for Qualified Performance-Based Awards)) in recognition of the following categories (or any particular item(s) within the following categories or portion(s) thereof):

(a)	Asset impairments as described in ASC 360 - Property, Plant, & Equipment, as amended, revised or superseded;

(b)	Costs associated with exit or disposal activities as described by ASC 420 - Exit or Disposal Cost Obligations, as amended, revised or superseded;

(c)	Impairment charges (excluding the amortization thereof) related to goodwill or other intangible assets, as described by ASC 350 - Intangibles - Goodwill and Other, as amended, revised or superseded;

(d)
Integration costs related to all merger and acquisition activity of the Company and/or its Affiliates, including, without limitation, any merger, acquisition, reverse merger, triangular merger, tender offer, consolidation, amalgamation, arrangement, security exchange, business combination or any other purchase or sale involving the Company and/or its Affiliates (or foreign equivalent of any of the foregoing);

(e)
Transaction costs related to all merger and acquisition activity of the Company and/or its Affiliates, including, without limitation, any merger, acquisition, reverse merger, triangular merger, tender offer, consolidation, amalgamation, arrangement, security exchange, business combination or any other purchase or sale involving the Company and/or its Affiliates (or foreign equivalent of any of the foregoing);

(f)	Any profit or loss attributable to the business operations of a specified segment as described in ASC 280 - Segment Reporting, as amended, revised or superseded;

(g)
Any profit or loss attributable to a specified segment as described in ASC 280 - Segment Reporting, as amended, revised or superseded, acquired during the Performance Period or an entity or entities acquired during the Performance Period to which the performance goal relates;

(h)	Any Tax settlement(s) with a Tax authority;

(i)	The relevant Tax effect(s) of Tax laws or regulations, or amendments thereto, that become effective after the beginning of the Performance Period;

(j)	Any unusual in nature, or infrequent in occurrence items, events or transactions described in ASC 225-20 - Income Statement -Unusual or Infrequently Occurring Items, as amended, revised or superseded;

(k)	Any other non-recurring items, any events or transactions that do not constitute ongoing operations, or other non-GAAP financial measures (not otherwise listed);

(l)	Any change in accounting principle as described in ASC 250-10 Accounting Changes and Error Corrections, as amended, revised or superseded;

(m)	Unrealized gains or losses on investments in debt and equity securities as described in ASC 320 - Investments - Debt and Equity Securities, as amended, revised or superseded;

(n)	Any gain or loss recognized as a result of derivative instrument transactions or other hedging activities as described in ASC 815 - Derivatives and Hedging, as amended, revised or superseded;

(o)	Shares-based compensation charges as described in ASC 718 - Compensation - Stock Compensation and ASC 505-50 Equity-Based Payments to Non-Employees, as amended, revised or superseded;

(p)	Any gain or loss as reported as a component of other comprehensive income as described in ASC 220 - Comprehensive Income, as amended, revised or superseded;

(q)	Any expense (or reversal thereof) as a result of incurring an obligation for a direct or indirect guarantee, as described in ASC 460 - Guarantees, as amended, revised or superseded;

(r)	Any gain or loss as the result of the consolidation of a variable interest entity as described in ASC 810 - Consolidation, as amended, revised or superseded;

(s)
Any expense, gain or loss (including, but not limited to, judgments, interest on judgments, settlement amounts, attorneys’ fees and costs, filing fees, experts’ fees, and damages sustained as a result of the imposition of injunctive relief) as a result of claims, litigation, judgments or lawsuit settlement (including collective actions or class action lawsuits);

(t)	Any charges associated with the early retirement of debt obligations; or

(u)	The relevant tax effect(s) of tax laws or regulations, or amendments thereto, that become effective after the beginning of the applicable Performance Period.
To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

13.9
Certification of Performance. No Qualified Performance-Based Award shall vest, have restrictions lapse, be payable or granted, as the case may be, any earlier than the Committee certifies in writing (in any manner allowable under Code Section 162(m)) the extent or level of achievement (if at all) to which the objective performance goals (and other material terms) applicable to the Performance Period were satisfied. As provided in Section 13.6 (Qualified Performance-Based Awards and Performance Measures/Prohibited Discretion), the Committee may reduce or eliminate (but not increase) the amount of any Award otherwise payable to a Participant.

13.10
Death, Disability or Other Circumstances. The Committee may provide in the Award Agreement that an Award intended to qualify as a Qualified Performance-Based Award under this Article 13 (Qualified Performance-Based Awards and Performance Measures) shall be payable, in whole or in part, in the event of the Participant’s death or Disability, a Change in Control, or under other circumstances consistent with the requirements of Code Section 162(m).

13.11
Committee Discretion. In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Qualified Performance-Based Awards, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth in Section 13.1 (Qualified Performance-Based Awards and Performance Measures/In General).

13.12
Shareholder Approval for Qualified Performance-Based Awards. The material terms of the performance goals with respect to Qualified Performance-Based Awards must be reapproved by the Company’s shareholders no later than the first shareholders meeting that occurs in the fifth (5th) year following the year in which the shareholders previously approved the provisions of this Article 13 (Qualified Performance-Based Awards and Performance Measures), if Qualified Performance-Based Awards are to be made under Article 13 (Qualified Performance-Based Awards and Performance Measures) after the date of such shareholders meeting and if required by Code Section 162(m). The material terms include the employees eligible to receive Qualified Performance-Based Awards, a description of the business criteria on which the performance goal is based, and either the maximum amount of compensation that could be paid to any employee or the formula used to calculate the amount of compensation to be paid to the employee if the performance goal is attained.

Article 14. Transferability of Awards
During a Participant’s lifetime, his or her Awards shall be exercisable only by the Participant (or by the Participant’s legal representative in the event of the Participant’s incapacity). Unless otherwise determined by the Committee, Awards shall not be transferable other than by will or the laws of descent and distribution; no Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind; and any purported transfer in violation hereof shall be null and void.
Article 15. Impact of Termination Event on Awards

15.1
In General. Except as otherwise set forth in this Plan or determined by the Committee and set forth in the Award Agreement, upon a Participant’s Termination Event with or to the Company or an Affiliate, for any reason whatsoever, except as otherwise set forth in this Article 15 (Impact of Termination Event on Awards), in an Award Agreement or, with the consent of such individual, as determined by the Committee at any time prior to or after such termination, Awards granted to such Participant will be treated as follows:

(a)
Any Options and SARs will (i) to the extent not vested and exercisable as of the date of such Termination Event with or to the Company or an Affiliate, terminate on the date of such termination, and (ii) to the extent vested and exercisable as of the date of such Termination Event with or to the Company or an Affiliate, remain exercisable for a period of ninety (90) days following the date of such termination (but in no event beyond the maximum term of such Award); provided, however, that a Participant may not exercise an ISO more than three (3) months following the date of such termination for any reason other than death or Disability (but in no event beyond the maximum term of such Award). Notwithstanding the foregoing, in the event that on the last business day of the term of an Option (other than an ISO) or SAR (i) the exercise of the Option or SAR is prohibited by applicable law or (ii) Shares may not be purchased or sold by certain Employees or Nonemployee Directors due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option or SAR shall be automatically extended for a period of thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement.

(b)	Any unvested portion of any Restricted Stock, Restricted Stock Units, or Deferred Stock Units will be immediately forfeited.

(c)	Any Performance Shares, Performance Share Units, or Performance Units will be immediately forfeited and terminate.

(d)	Any other Awards, including, but not limited to, Cash-Based Awards and Other Stock-Based Awards, to the extent not vested will be immediately forfeited and terminate.

15.2
Upon Termination Event in Connection with Death or Disability. Except as otherwise provided in an Award Agreement, upon a Termination Event in connection with a Participant’s death or Disability, Awards granted to a Participant will be treated as follows:

(a)
Any Options and SARs will (i) to the extent not vested and exercisable as of the date of such Termination Event with or to the Company or an Affiliate, immediately vest on the date of such termination, and remain exercisable for a period of one (1) year following the date of such termination (but in no event beyond the maximum term of such Award).

(b)	Any unvested portion of any Restricted Stock, Restricted Stock Units, or Deferred Stock Units will immediately vest on the date of such termination.

(c)	Any unvested portion of any Performance Shares, Performance Share Units, or Performance Units will immediately vest on the date of such termination at the target number of Shares or units.

(d)	Any other Awards, including, but not limited to, Cash-Based Awards and Other Stock-Based Awards, to the extent not vested will be immediately forfeited and terminate.

15.3
Upon Termination Event in Connection with Retirement. Except as otherwise provided in an Award Agreement, upon a Termination Event in connection a Participant’s Retirement, other than with respect to Qualified Performance-Based Awards, Awards granted to a Participant will be treated as follows:

(a)
Any Options and SARs will, to the extent not vested and exercisable as of the date of such Termination Event with or to the Company or an Affiliate, immediately vest on the date of such termination, and remain exercisable for a period of one (1) year following the date of such termination (but in no event beyond the maximum term of such Award); provided, however, that a Participant may not exercise an ISO more than three (3) months following the date of such termination (but in no event beyond the maximum term of such Award).

(b)	Any unvested portion of any Restricted Stock, Restricted Stock Units, or Deferred Stock Units will immediately vest on the date of such termination.

(c)	Any Performance Shares, Performance Share Units, or Performance Units will be immediately forfeited and terminate.

(d)	Any other Awards, including, but not limited to, Cash-Based Awards and Other Stock-Based Awards, to the extent not vested will be immediately forfeited and terminate.

15.4
Upon Termination Event in Connection with a Change in Control. Except as otherwise provided in an Award Agreement, upon a Termination Event in connection with a change in control, Awards granted to a Participant will be treated as set forth in Article 20 (Change in Control).

15.5
Bona Fide Leave. Notwithstanding the fact that a Participant’s employment ostensibly terminates and except as otherwise provided in an Award Agreement, if the Participant is on a bona fide leave of absence, as defined in Treas. Reg. Section 1.409A-1(h)(1), then the Participant will be treated as having a continuing employment relationship (and not as having terminated employment for purposes of this Plan) so long as the period of the leave does not exceed six (6) months, or if longer, so long as the Participant retains a right to reemployment with the Company or an Affiliate under an applicable statute or by contract.

15.6
Change in Participant Status. If a Participant changes status from an Employee, Director, or Third Party Service Provider to an Employee, Director, and/or Third Party Service Provider, without interruption, the Committee, in its sole discretion, may permit any Award held by such Participant at the time of such change in status to be unaffected by such status change; provided, however, that an ISO held by an Employee shall be treated as a NQSO on the first (1st) day that is three (3) months after the date that the Participant ceases to be an Employee.

Article 16. Substitution Awards
Awards may be granted under this Plan from time to time in substitution for stock options and other awards held by employees or directors of other entities who are about to become Employees, whose employer is about to become an Affiliate as the result of a merger or consolidation of the Company or its Affiliate with another corporation, or the acquisition by the Company or its Affiliate of substantially all the assets of another corporation, or the acquisition by the Company or its Affiliate of at least 50 percent of the issued and outstanding stock of another corporation as the result of which such other corporation will become a subsidiary. The terms and conditions of the substitute Awards so granted may vary from the terms and conditions set forth in this Plan to such extent as the Board at the time of grant may deem appropriate to conform, in whole or in part, to the provisions of the award in substitution for which they are granted to ensure that the requirements imposed under Code Section 409A and 424, to the extent applicable, are satisfied.
Article 17. Dividend-Equivalent Rights
Any Participant selected by the Committee may be granted Dividend-Equivalent Rights (in connection with any Award other than an Option or SAR) based on the dividends declared on Shares that are subject to the Award to which they relate, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests or expires, as determined by the Committee. Such Dividend-Equivalent Rights shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Committee. Notwithstanding the foregoing, if any Award for which Dividend-Equivalent Rights have been granted has its vesting or grant dependent upon the achievement of one or more performance goals, then the Dividend-Equivalent Rights shall accrue and only be paid to the extent the Award becomes vested. Under no circumstances may Dividend-Equivalent Rights be granted for any Option or SAR.
Article 18. Beneficiary Designation
Each Participant under this Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of his death before he receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such beneficiary designation, benefits remaining unpaid or rights remaining unexercised at the Participant’s death shall be paid to or exercised by the Participant’s executor, administrator, or legal representative.
Article 19. Rights of Participants

19.1
Employment/Service. Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company or its Affiliates to terminate any Participant’s employment or service on the Board or to the Company or its Affiliates at any time or for any reason, nor confer upon any Participant any right to continue his employment or service as a Director or Third Party Service Provider for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company or any of its Affiliates and, accordingly, subject to Article 3 (Administration) and Article 21 (Amendment, Modification, Suspension, and Termination), this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company or its Affiliates. Nothing contained herein shall be deemed to alter the relationship between the Company or an Affiliate and a Participant, or the contractual relationship between a Participant and the Company or an Affiliate if there is a written contract regarding such relationship.

19.2	Participation. No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

19.3
Rights as a Shareholder. Except as otherwise provided herein or in an Award Agreement, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

Article 20. Change in Control

20.1
Impact of Event. The Committee may provide in an Award Agreement terms under which Awards may vest and, as applicable, be exercisable or payable in the event of a Change in Control or in the event of a Participant’s Termination Event with, upon or within a specified time period after a Change in Control. In addition, in the event of a Change in Control, the Committee may take one or more of the following actions with respect to any or all outstanding Awards:

(a)
Require that Participants surrender their outstanding Options and SARs in exchange for one or more payments by the Company, in cash or Shares as determined by the Committee, in an amount equal to the amount by which the then Fair Market Value of the Shares subject to the Participant’s unexercised Options and SARs exceeds the Exercise Price of the Options or the Grant Price of the SARs, as applicable, including for no consideration if the then Fair Market Value does not exceed the Exercise Price or Grant Price;

(b)
Determine that outstanding Options and SARs that are not exercised shall be assumed by, or replaced with comparable options or rights by, the surviving entity (or a parent or subsidiary of the surviving entity), and other outstanding Awards that remain in effect after the Change in Control shall be converted to similar grants of the surviving entity (or a parent or subsidiary of the surviving entity);

(c)
After giving Participants an opportunity to exercise their outstanding Options and SARs, whether vested or unvested, terminate any or all unexercised Options and SARs at such time as the Committee deems appropriate.

(d)	Provide that any Options and SARs outstanding as of the date of such Change in Control and not then exercisable become fully exercisable to the full extent of the original grant;

(e)
Provide that all remaining Restriction Periods be accelerated and any remaining restrictions applicable to any Restricted Stock Awards lapse and such Restricted Stock become free of all restrictions and become fully vested and transferable to the full extent of the original grant;

(f)
Provide that all remaining Restriction Periods be accelerated and any remaining restrictions applicable to any Restricted Stock Units lapse and such Restricted Stock Units become free of all restrictions and become fully vested and redeemed to the full extent of the original grant (i.e., the Restriction Period lapse);

(g)
Provide that any performance goal or other condition with respect to any Performance Units, Performance Shares, and Performance Share Units be deemed to have been satisfied in full, and the Shares or cash subject to such Award be fully distributable;

(h)
Provide that any remaining restrictions, performance goals or other conditions with respect to any Deferred Stock Units lapse and such Deferred Stock Unit be deemed to have been satisfied in full, and the Shares or cash subject to such Award be fully distributable; and

(i)	Provide that any Cash-Based Awards and Other Stock-Based Awards outstanding as of the date of such Change in Control and not then vested shall vest to the full extent of the original grant.
Notwithstanding the foregoing, with respect to any Award that provides for the deferral of compensation and is subject to Code Section 409A, unless the Committee determines otherwise in the Award Agreement, such Award shall be paid, distributed or settled, as applicable: (i) on the occurrence of a Change in Control if that Change in Control constitutes a “change in control event” within the meaning of Code Section 409A; or (ii) in accordance with the terms provided in the Award Agreement if that Change in Control does not constitute a “change in control event” within the meaning of Code Section 409A.
Article 21. Amendment, Modification, Suspension, and Termination

21.1
Amendment, Modification, Suspension, and Termination. Subject to Section 21.3 (Amendment, Modification, Suspension, and Termination/Awards Previously Granted) and Section 21.5 (Amendment, Modification, Suspension, and Termination/Repricing Prohibition), the Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate this Plan and/or any Award Agreement in whole or in part; provided, however, that no material amendment of this Plan shall be made without shareholder approval if shareholder approval is required by law, regulation, or stock exchange rule.

21.2
Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. Except to the extent prohibited under Code Sections 409A and 424, to the extent applicable, the Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (other than those described in Section 4.4 (Shares Subject to this Plan and Award Limitations/Adjustments in Authorized Shares) hereof), affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

21.3
Awards Previously Granted. Notwithstanding any other provision of this Plan to the contrary (other than Section 21.4 (Amendment, Modification, Suspension, and Termination/Amendment to Conform to Law)), no termination, amendment, suspension, or modification of this Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding such Award.

21.4
Amendment to Conform to Law. Notwithstanding any other provision of this Plan to the contrary, the Board of Directors may amend this Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of (a) conforming this Plan or an Award Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Code Section 409A to the extent applicable), and to the administrative regulations and rulings promulgated thereunder; (b) permitting the Company or its Affiliates to receive a tax deduction under applicable law; or (c) avoiding an expense charge to the Company or its Affiliates. By accepting an Award under this Plan, a Participant consents to any amendment made pursuant to this Section 21.4 (Amendment, Modification, Suspension, and Termination/Amendment to Conform to Law) to any Award granted under this Plan without further consideration or action.

21.5
Repricing Prohibition. Except to the extent (a) approved by the Company’s shareholders, or (b) provided in Section 4.4 (Shares Subject to this Plan and Award Limitations/Adjustments in Authorized Shares), the Committee shall not have the power or authority to reduce, whether through amendment or otherwise, the Exercise Price or the Grant Price of any outstanding Option or SAR or to grant any new Award, or make any cash payment, in substitution for or upon the cancellation of Options or SARs previously granted.

21.6
Reload Prohibition. Regardless of any other provision of this Plan, no Participant will be entitled to (and no Committee discretion may be exercised to extend to any Participant) an automatic grant of additional Awards in connection with the exercise of an Option or otherwise.

Article 22. Withholding

22.1
Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, up to the maximum statutory amount to satisfy federal, state, provincial, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan. As soon as practicable after the date as of which the amount first becomes includible in the gross income of the Participant (but no later than the last business day of the calendar quarter during which the amount first becomes includible in gross income), the Participant shall pay to the Company or an Affiliate (or other entity identified by the Committee), or make arrangements satisfactory to the Company or other entity identified by the Committee regarding the payment of any federal, state, provincial, or local taxes of any kind (including any employment taxes) required by law to be withheld with respect to such income. The obligations of the Company under this Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant.

22.2
Share Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock and Restricted Stock Units, or upon the achievement of performance goals related to Performance Shares, or any other taxable event arising as a result of an Award granted hereunder, unless the Participant has elected, with the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by paying the taxes in cash or transferring to the Company Shares owned by the Participant that would satisfy the statutory total tax (but no more than such maximum) with respect to the Company’s withholding obligation, the Participant shall be deemed to have elected to have the Company withhold a number of Shares that would satisfy the statutory total tax (but no more than such maximum) that could be imposed on the transaction. All such elections shall be irrevocable, made by the Participant in a manner approved by the Committee, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

Article 23. Successors
All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company. All obligations imposed upon a Participant, and all rights granted to the Company hereunder, shall be binding upon each Participant’s heirs, legal representatives, and successors.
Article 24. General Provisions

24.1
Recovery of Compensation. Any Award issued under this Plan will be subject to any clawback policy developed by the Board or the Committee that is consistent with applicable law, whether such Award was granted before or after the effective date of any such clawback policy.

24.2	Legend. The certificates for Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer of such Shares.

24.3
Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the singular shall include the plural, and the plural shall include the singular.

24.4
Severability. In the event that any one or more of the provisions of this Plan shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

24.5
Compliance with Legal and Exchange Requirements. This Plan, the granting and exercising of Awards thereunder, and any obligations of the Company under this Plan, shall be subject to all applicable federal and state laws, rules, and regulations, and to such approvals by any regulatory or governmental agency as may be required, and to any rules or regulations of any stock exchange on which the Shares are listed. The Company, in its discretion, may postpone the granting and exercising of Awards, the issuance or delivery of Shares under any Award or any other action permitted under this Plan to permit the Company, with reasonable diligence, to complete such stock exchange listing or registration or qualification of such Shares or other required action under any federal or state law, rule, or regulation and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares in compliance with applicable laws, rules, and regulations. The Company shall not be obligated by virtue of any provision of this Plan to recognize the exercise of any Award or to otherwise sell or issue Shares in violation of any such laws, rules, or regulations, and any postponement of the exercise or settlement of any Award under this provision shall not extend the term of such Awards. Neither the Company nor its Affiliates, or the directors or officers of any such entities, shall have any obligation or liability to a Participant with respect to any Award (or Shares issuable thereunder) that shall lapse because of such postponement.

24.6
No Limitation on Compensation. Nothing in this Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation to its employees, in cash or property, in a manner which is not expressly authorized under this Plan.

24.7
Investment Representations. The Committee may require any individual receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

24.8
Employees Based Outside of the United States. Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws in other countries in which the Company or its Affiliates operate or have Employees, Directors or Third Party Service Providers, the Committee, in its sole discretion, shall have the power and authority to:

(a)	Determine which Affiliates shall be covered by this Plan;

(b)	Determine which Employees, Directors and/or Third Party Service Providers outside the United States are eligible to participate in this Plan;

(c)	Modify the terms and conditions of any Award granted to Employees, Directors and/or Third Party Service Providers outside the United States to comply with applicable foreign laws;

(d)
Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 24.8 (General Provisions/Employees Based Outside of the United States) by the Committee shall be attached to this Plan document as appendices; and

(e)	Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.
Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.

24.9
Uncertificated Shares. To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

24.10
Unfunded Plan. It is intended that this Plan be an “unfunded” plan for incentive compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under this Plan to deliver Shares or make payments; provided, however, that, unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of this Plan and Participants shall have no right, title, or interest whatsoever in or to any investments that the Company or its Affiliates may make to aid it in meeting its obligations under this Plan.

24.11
No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated (i.e., rounded down to the nearest whole Share).

24.12
No Impact on Benefits. Except as may otherwise be specifically stated under any employee benefit plan, policy or program, no amount payable in respect of any Award shall be treated as compensation for purposes of calculating a Participant’s right under any such plan, policy or program.

24.13	Compliance with Code Section 409A.

(a)
In General. This Plan is intended to be administered in a manner consistent with the requirements, where applicable, of Code Section 409A. All Award Agreements shall be construed and administered such that the Award either (i) qualifies for an exemption from the requirements of Code Section 409A or (ii) satisfies the requirements of Code Section 409A. To the extent that any provision of this Plan or an Award Agreement would cause a conflict with the requirements of Code Section 409A, or would cause the administration of this Plan or an Award to fail to satisfy the requirements of Code Section 409A, such provision shall be deemed amended to the extent practicable to avoid adverse tax consequences under Code Section 409A for the Participant (including his or her beneficiaries). In no event shall a Participant, directly or indirectly, designate the calendar year in which payment, distribution or settlement, as applicable, of an Award subject to Code Section 409A is made, except in accordance with Code Section 409A. Notwithstanding any provision in this Plan to the contrary, neither the Company nor the Committee shall have any liability to any person in the event such Code Section 409A applies to any Award in a manner that results in adverse tax consequences for the Participant or any of his or her beneficiaries.

(b)
Six-Month Delay for Specified Employees. Notwithstanding anything in this Plan or an Award Agreement to the contrary, if a Participant is a “specified employee,” within the meaning of Code Section 409A and as determined under the Company’s policy for determining specified employees, on the date of his “separation from service”, within the meaning of Code Section 409A, the distribution, payment or settlement, as applicable, of all of Participant’s Awards that are both (i) subject to Code Section 409A and (ii) distributable, payable or settleable, as appropriate, on account of a separation from service, shall be postponed for six (6) months following the date of the Participant’s separation from service. If a distribution, payment or settlement, as applicable, is delayed pursuant to this paragraph, the distribution, payment or settlement, as applicable, shall be made within the thirty (30)-day period following the first (1st) business day of the seventh (7th) month following the Participant’s separation from service; provided that if the Participant dies during such six (6)-month period, any postponed amounts shall be paid within ninety (90) days of the Participant’s death. This distribution, payment or settlement, as applicable, shall include the cumulative amount of any amount that could not be paid or provided during such period.

(c)
Elective Deferrals. No Participant elective deferrals or re-deferrals of compensation (as defined under Code Section 409A and/or guidance thereto) other than in regard to Deferred Stock Units are permitted under this Plan. Instead, any such elective deferrals of compensation shall only be permitted pursuant to the Company’s nonqualified deferred compensation plan. To the extent elective deferrals or re-deferrals are permitted under this Plan, such elections shall be made in accordance with the requirements of Code Section 409A and the rules, procedures and forms specified from time to time by the Committee.

(d)
Mandatory Deferrals. If, at the grant of an Award under this Plan, the Committee decides that the payment of compensation with respect to such Award shall be deferred compensation within the meaning of Code Section 409A, then, the Committee shall set forth the time and form of payment in the Award Agreement in a manner consistent with Code Section 409A.

(e)	Timing of Payments. Payment(s) of compensation that is subject to Code Section 409A shall only be made in the form and upon an event or at a time permitted under Code Section 409A.

24.14
Nonexclusivity of this Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

24.15
No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (a) limit, impair, or otherwise affect the Company’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (b) limit the right or power of the Company or an Affiliate to take any action which such entity deems to be necessary or appropriate.

24.16
Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan, and shall not be employed in the construction of this Plan.

24.17
Offset. Subject to the requirements of Code Section 409A, if applicable, (a) any amounts owed to the Company or an Affiliate by a Participant of whatever nature up to the fullest extent permitted by applicable law may be offset by the Company from the value of any Award to be transferred to the Participant, and (b) no Shares, cash or other thing of value under this Plan or an Award Agreement shall be transferred unless and until all disputes between the Company and the Participant have been fully and finally resolved and the Participant has waived all claims to such against the Company and its Affiliates. However, no waiver of any liability (or the right to apply the offset described in this Section 24.17 (General Provisions/Offset) may be inferred because the Company pays an Award to a Participant with an outstanding liability owed to the Company or an Affiliate.

24.18
Governing Law. This Plan and each Award Agreement shall be governed by the laws of the State of Texas, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. This Plan shall be construed to comply with all applicable law and to avoid liability (other than a liability expressly assumed under this Plan or an Award Agreement) to the Company, an Affiliate or a Participant. Recipients of an Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts located in Harris County, Texas, to resolve any and all issues that may arise out of or relate to this Plan or any related Award Agreement.

24.19
Delivery and Execution of Electronic Documents. To the extent permitted by applicable law, the Company may (a) deliver by email or other electronic means (including posting on a web site maintained by the Company or an Affiliate or by a third party under contract with the Company or an Affiliate) all documents relating to this Plan or any Award thereunder (including without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements), and (b) permit Participants to electronically execute applicable Plan documents (including, but not limited to, Award Agreements) in a manner prescribed by the Committee.

24.20
No Representations or Warranties Regarding Tax Affect. Notwithstanding any provision of this Plan to the contrary, the Company, its Affiliates, the Board, and the Committee neither represent nor warrant the tax treatment under any federal, state, local or foreign laws and regulations thereunder (individually and collectively referred to as the “Tax Laws”) of any Award granted or any amounts paid to any Participant under this Plan including, but not limited to, when and to what extent such Awards or amounts may be subject to tax, penalties and interest under the Tax Laws.

24.21
Indemnification. To the maximum extent permitted under applicable law and the Company’s articles of incorporation and bylaws, each person who is or shall have been a member of the Board, a committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Article 3 (Administration), shall be indemnified and held harmless by the Company against and from any (a) loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan or any Award Agreement, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s prior written approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her; provided, however, that he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s articles of incorporation or bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

24.22
No Obligation to Disclose Material Information. Except to the extent required by applicable securities laws, none of the Company, an Affiliate, the Committee, or the Board shall have any duty or obligation to affirmatively disclose material information to a record or beneficial holder of Shares or an Award, and such holder shall have no right to be advised of any material information regarding the Company or any Affiliate at any time prior to, upon or in connection with receipt or the exercise or distribution of an Award. The Company makes no representation or warranty as to the future value of the Shares that may be issued or acquired under this Plan.

24.23
Entire Agreement. Except as expressly provided otherwise, this Plan and any Award Agreement constitute the entire agreement with respect to the subject matter hereof and thereof, provided that in the event of any inconsistency between this Plan and any Award Agreement, the terms and conditions of this Plan shall control.

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